SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 -------------
                                 SCHEDULE 14A
                                (Rule 14a-101)
                           SCHEDULE 14A INFORMATION
                                 -------------

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant      / /
Filed by a Party other than the Registrant  / /

Check the appropriate box:


/x/  Preliminary Proxy Statement     / /   Confidential, For Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule
     14a-11(c) or Rule 14a-12

                      BURGER KING LIMITED PARTNERSHIP III
               (Name of Registrant as Specified in its Charter)

                   BK III RESTAURANTS INC., GENERAL PARTNER
              (Name of Person(s) Filing Proxy Statement, if other
                             than the Registrant)

Payment of Filing Fee:

/ /  No fee required.

/x/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
                           Limited Partnership Units

     2)   Aggregate number of securities to which transaction applied:
                                    15,000

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(c)(2): $1,000

     4)   Proposed maximum aggregate value of transaction:  $15,000,000

     5)   Total fee paid:  $3,000

/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                      BURGER KING LIMITED PARTNERSHIP III
                         Three World Financial Center
                                  29th Floor
                        New York, New York  10285-2900


                                                                 _______, 1997

Dear Limited Partner:

          As discussed in the 1996 annual report of Burger King Limited Partnership III (the "Partnership"), BK III Restaurants Inc., the general partner of the Partnership (the "General Partner"), has been aggressively marketing the Partnership's remaining twenty-two restaurants (the "Properties") to a number of prospective buyers interested in a bulk purchase of all or some of the Properties. In anticipation of reaching an agreement with a prospective buyer, we are distributing the enclosed proxy statement (the "Proxy") to describe certain of the terms that any sale or sales negotiated by the General Partner (the "Proposed Sale") would satisfy and your rights relating to the Proposed Sale.

          Any Proposed Sale of all the Properties will have a purchase price of at least $15,000,000 before deducting all closing expenses, brokerage commissions, legal fees and certain adjustments, the sum of which is estimated to be approximately four percent of the sale price (the "Minimum Price"). Although the General Partner will endeavor to sell all of the Properties as part of a single sale, if the General Partner believes it is in the best interests of the Limited Partners, the Properties may be sold individually or in any combination provided that the aggregate purchase price for the Properties included in the transaction equals or exceeds the aggregate minimum price for such Properties specified in the Proxy.

          The General Partner intends to distribute to the limited partners of the Partnership (the "Limited Partners") the net proceeds from the Proposed Sale, which the General Partner estimates will be at least $14,400,000, or $960 per limited partnership unit if all the Properties are sold, after deducting the expenses of the Proposed Sale, payment of approximately $____ in management fees due to the General Partner, payment of management fees due to Burger King Corporation, and the payment of all debts, liabilities and obligations of the Partnership and other expenses of dissolution and liquidation of the Partnership. When added to the $1,577.16 per original $1,000 Unit already distributed through June 30, 1997, total distributions since inception of the Partnership will be at least $2,537.16 per Unit. The General Partner then plans to distribute the remaining cash flow from the operations of the Properties and ultimately liquidate the Partnership. If the Properties are sold in more than one transaction, the General Partner currently intends to distribute the net proceeds of each sale in accordance with Agreement of Limited Partnership and will continue to operate the remaining Properties until all the Properties are sold.

          Limited Partners will not benefit from future appreciation, if any, in the value of the Properties if the Properties are sold at this time. For more information concerning the Proposed Sale, please review the Proxy.

          Limited Partners have the right to disapprove of a sale of all or substantially all of the assets of the Partnership in a single sale. Although not required to do so, the General Partner has determined to call a meeting for the purpose of facilitating consideration of the terms of the Proposed Sale. In that regard, the Limited Partners should carefully review the financial and other information contained in the Proxy.

          THE GENERAL PARTNER BELIEVES THE PROPOSED SALE IS IN THE BEST INTERESTS OF THE LIMITED PARTNERS. LIMITED PARTNERS IN FAVOR OF A PROPOSED SALE OF THE PROPERTIES ARE NOT REQUIRED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD. ONLY LIMITED PARTNERS THAT DESIRE TO DISAPPROVE A PROPOSED SALE
                                                  ----------
NEED EXECUTE AND RETURN THE ENCLOSED PROXY CARD.

          If Limited Partners holding a majority in interest of the outstanding limited partnership units do not disapprove the Proposed Sale, the General Partner will pursue negotiations for a final sale of the Properties on terms at least as favorable as those described in the Proxy.

                                    Very truly yours,

                                    BK III Restaurants Inc.,
                                      as General Partner of Burger King
                                      Limited Partnership III


                                    _______________________________________
                                    Kenneth F. Boyle
                                    Director, President and Chief Financial
                                      Officer

                      BURGER KING LIMITED PARTNERSHIP III
                           3 World Financial Center
                                  29th Floor
                        New York, New York  10285-2900
                                (800) 223-3464
                             ____________________

           THIS PROXY IS SOLICITED ON BEHALF OF THE GENERAL PARTNER
                             ____________________

The undersigned hereby appoints Kenneth F. Boyle and Timothy E. Needham, and each of them, with full power of substitution, as attorneys, agents and proxies to vote on behalf of the undersigned at the special meeting of the limited partners (the "Limited Partners") of Burger King Limited Partnership III (the "Partnership") called by BK III Restaurants Inc. (the "General Partner"), the general partner of the Partnership, to be held at 3 World Financial Center, New York, New York on ____ __, 1997 at 10 a.m., or any adjournment thereof, for the following purposes:

1. To consider the sale of the remaining restaurants owned by the Partnership and the assignment of all of the Partnership's rights in the remaining restaurants subject to ground leases on the terms described in the proxy.

     THE GENERAL PARTNER RECOMMENDS THE PROPOSED SALE AND ASSIGNMENT.

     APPROVE   / /            DISAPPROVE   / /

2.   Any other business that may properly come before the meeting.

This proxy (the "Proxy"), when properly executed, will be voted in the manner directed herein by the undersigned Limited Partner. If no direction is made on this card, this Proxy will be voted to APPROVE the sale and assignment.

                                    Dated _____ __, 1997


                                    __________________________________
                                    Signature
                                    Name:
                                    Title:


                                    __________________________________
                                    Signature (if held jointly)

                                    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                                    ON THE BOOKS OF THE PARTNERSHIP.  WHEN
                                    UNITS ARE HELD BY JOINT TENANTS, WHEN
                                    SIGNING AS AN ATTORNEY, EXECUTOR,
                                    ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                    GIVE FULL TITLE OF SUCH.  IF A
                                    CORPORATION, PLEASE SIGN NAME BY
                                    AUTHORIZED OFFICER.  IF A PARTNERSHIP,
                                    PLEASE SIGN IN PARTNERSHIP NAME BY
                                    AUTHORIZED PERSON.


Any Limited Partner desiring to return this proxy card should deliver it to:

               Burger King Limited Partnership III
               c/o Service Data Corporation
               2424 South 130th Circle
               Omaha, Nebraska  68144
               Attn:  Proxy Department

If you have any questions, please call Service Data Corporation at (800) 223-
3464.

                                 INSTRUCTIONS


          1. Signatures of Registered Holders. In order to be valid, each proxy card must be signed by the registered Unitholder or Unitholders. The signature must correspond exactly with the name(s) as written on the face of the certificate representing the Units without alteration. If Units are owned of record by two or more joint owners, all such owners must sign a single proxy card in respect of such Units. If Units are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate proxy cards as there are different registrations or certificates.

          If a proxy card is to be signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary capacity, such person should so indicate when signing, and proper evidence satisfactory to the General Partner of such person's authority so to act must be submitted along with the proxy card.

          2. Delivery. Delivery of a proxy card to an address other than the address set forth on the proxy card does not constitute a valid delivery. Only proxy cards received at such address on or prior to the meeting date will be valid. The method of delivery of a proxy card is at the option and risk of the tendering Unitholder. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to insure timely delivery.

          3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the number of Units should be listed on a separate signed schedule attached hereto.

          4. Requests for Assistance or Additional Copies. Requests for assistance or additional copies of the Proxy Statement or the proxy card may be directed to the Investor Services Department of Service Data Corporation at the following phone number: (800) 223-3464 or at the following address:

          2424 South 130th Circle
          Omaha, Nebraska  68144

                      BURGER KING LIMITED PARTNERSHIP III

                 NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS
                          TO BE HELD ON ____ __, 1997

NOTICE IS HEREBY GIVEN, that a special meeting of the limited partners (the "Limited Partners") of Burger King Limited Partnership III (the
"Partnership"), called by BK III Restaurants Inc., the general partner of the Partnership (the "General Partner"), will be held at 3 World Financial Center, New York, New York, on ____ __, 1997, at 10 a.m. for the following purposes:

1. To consider the sale of the remaining restaurants owned by the Partnership and the assignment of all of the Partnership's rights in the remaining restaurants subject to ground leases on the terms described in the proxy.

2. To transact such other business as may properly come before the special meeting.


          The General Partner has fixed the close of business on _________ __, 1997 as the record date for determination of the Limited Partners entitled to notice of and to vote at the special meeting.

                                    Very truly yours,

                                    BK III Restaurants Inc.,
                                      as General Partner of Burger King
                                      Limited Partnership III


                                    _______________________________________
                                    Kenneth F. Boyle
                                    Director, President and Chief Financial
                                    Officer


New York, New York
____ __, 1997

                      BURGER KING LIMITED PARTNERSHIP III
                           3 World Financial Center
                                  29th Floor
                        New York, New York  10285-2900
                                (800) 223-3464
                             ____________________

                                PROXY STATEMENT
                             ____________________


          This proxy statement (the "Proxy Statement") is being furnished to holders of limited partnership interests (the "Units") in Burger King Limited Partnership III, a New York limited partnership (the "Partnership"), in connection with the special meeting of the limited partners (the "Limited Partners") of the Partnership. The special meeting will be held at 3 World Financial Center, New York, New York, on ____ __, 1997, at 10 a.m., to consider certain terms pursuant to which the Partnership may agree to sell all sixteen of the Partnership's Burger King (Registered Trademark) restaurants owned in fee simple (the "Owned Properties") and to assign all of its rights in all six of the Partnership's Burger King restaurants subject to ground leases (the "Leased Properties") (the Owned Properties and the Leased Properties are collectively referred to herein as the "Properties" and such sale and assignment is collectively referred to herein as the "Proposed Sale") to one or more buyers (collectively referred to as a "Buyer").

          As of June 30, 1997, the Partnership had approximately 2,540 Limited Partners holding 15,000 Units. There is no established trading market for such Units. To the best of the knowledge of BK III Restaurants Inc., the general partner of the Partnership (the "General Partner"), no person or group of persons beneficially owns more than five percent of the Units. The General Partner does not own any Units.

          Only Limited Partners of record at the close of business on ______ __, 1997 will be entitled to notice of, and to participate in, the special meeting. Proxies may be revoked in person at the special meeting or by written notice received by the Partnership at any time before they are voted. Unrevoked proxy cards in the form enclosed, properly executed and duly returned, will be voted in accordance with the instructions thereon and, unless specified to the contrary, will NOT be voted to DISAPPROVE the Proposed Sale. The Notice of Meeting, Proxy Statement and the proxy card are being mailed to the Limited Partners on or about ______ __, 1997. Officers and other employees of the General Partner may solicit proxies by mail, by facsimile, by telephone or by personal interview.

                     INTRODUCTION AND GENERAL INFORMATION

          If the Proposed Sale is for all of the Properties, the consideration will be at least $15,000,000 in cash before deducting all closing expenses, brokerage commissions, legal fees and certain adjustments, the sum of which is estimated to be approximately four percent of the sale price (the "Minimum Price"). See "Description of the Proposed Sale -- Terms of the Proposed Sale." Although the General Partner will endeavor to sell all of the Properties as part of a single sale, if BK III Restaurants Inc., the general partner of the Partnership (the "General Partner"), believes it is in the best interests of the Limited Partners, the Properties may be sold individually or in any combination provided that the sales price for the Properties included in the transaction equals or exceeds the aggregate Target Sales Price for such Properties stated on the chart appearing below at page
12. The General Partner believes that the Proposed Sale would be in the best interests of the Limited Partners.

          The Agreement of Limited Partnership, dated as of November 22, 1983 (the "Partnership Agreement"), gives the General Partner broad authority to sell the Partnership's assets at such price, rental or amount, and upon such terms, as the General Partner deems proper, and obligates the General Partner to use its best efforts to endeavor to sell all the Properties as soon after the tenth year following the final closing of the Partnership as economic circumstances warrant.

          PURSUANT TO SECTION 8.3 OF THE PARTNERSHIP AGREEMENT, THE LIMITED PARTNERS HAVE THE RIGHT TO VOTE (ASSUMING CERTAIN CONDITIONS DESCRIBED IN THE PARTNERSHIP AGREEMENT ARE MET) ONLY UPON CERTAIN MATTERS, AND LIMITED PARTNERS VOTING A MAJORITY IN INTEREST MAY, WITHOUT THE CONCURRENCE OF THE GENERAL PARTNER, CAUSE, AMONG OTHER THINGS, THE DISAPPROVAL OF ANY SALE OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE PARTNERSHIP IN A SINGLE SALE. THE PROPOSED SALE OF ALL OF THE PROPERTIES WOULD CONSTITUTE A SALE OF ALL OR SUBSTANTIALLY ALL OF THE PARTNERSHIP'S ASSETS. ACCORDINGLY, LIMITED PARTNERS HAVE THE RIGHT TO DISAPPROVE THE PROPOSED SALE. A COPY OF THE PARTNERSHIP
                  ----------
AGREEMENT IS ATTACHED HERETO AS APPENDIX A.

          The General Partner believes that a Proposed Sale is in the best interests of the Limited Partners, and, though not required to do so by the Partnership Agreement, it has determined to call a meeting pursuant to
Section 15.1 of the Partnership Agreement for the purpose of facilitating consideration of the terms of the Proposed Sale by the Limited Partners. In that regard, Limited Partners should carefully review the financial and other information contained in this Proxy Statement.

          Pursuant to the terms and conditions of the Partnership Agreement and under applicable state law, the approval of Limited Partners is not required to effect the Proposed Sale. Accordingly, Limited Partners in favor of the Proposed Sale of the Properties are not required to execute and return the enclosed proxy card. Only Limited Partners that desire to disapprove a
                                                               ----------
Proposed Sale need execute and return the enclosed proxy card. Failure to return the enclosed proxy card will effectively count as a vote in favor of the Proposed Sale.

          If Limited Partners representing a majority in interest of the outstanding Units do not disapprove the sale, the General Partner will pursue negotiations for a sale of all of the Properties on the most favorable terms that the General Partner is able to negotiate and otherwise for not less than the Minimum Price. See the section captioned "Description of the Proposed Sale -- Terms of the Proposed Sale". If the Proposed Sale is consummated,

Limited Partners will not have any rights of appraisal or similar rights under New York law. If Limited Partners representing a majority in interest of the outstanding Units vote to disapprove the Proposed Sale, the General Partner will continue to operate the Properties and distribute the cash flow from operations to the Limited Partners in accordance with the Partnership Agreement.

          As soon as practicable after the consummation of the Proposed Sale of all of the Properties, the Partnership will be dissolved and its business wound up in accordance with Article XI of the Partnership Agreement and the Partnership's funds will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement. Upon completion of the distribution of the Partnership's funds and liquidation of the Partnership, the General Partner will execute and record a certificate of cancellation of the Partnership and any other documents required to effectuate the dissolution, liquidation and termination of the Partnership, and the legal existence of the Partnership will cease. See "Distributions upon Liquidation of the Partnership."

          In accordance with the Partnership Agreement, the Partnership has received an opinion of counsel to the effect that neither the grant nor the exercise of the Limited Partners' right to vote with respect to the Proposed Sale will result in the loss of any Limited Partner's limited liability or will adversely affect the classification of the Partnership as a partnership for federal income tax purposes.

THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "DESCRIPTION OF THE PROPOSED SALE", "UNAUDITED PRO FORMA FINANCIAL DATA", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AS WELL AS WITHIN THE PROXY STATEMENT GENERALLY. IN ADDITION, WHEN USED IN THIS PROXY STATEMENT, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS OR EVENTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE INABILITY OF THE GENERAL PARTNER TO FIND A SUITABLE PURCHASER FOR THE PROPERTIES, THE INABILITY TO AGREE ON AN ACCEPTABLE PURCHASE PRICE OR CONTRACT TERMS, A DECREASE IN THE FINANCIAL PERFORMANCE OF THE PROPERTIES, BURGER KING RESTAURANTS GENERALLY OR THE QUICK-SERVICE FOOD INDUSTRY, THE DISCOVERY OF AN ENVIRONMENTAL CONDITION IMPACTING ONE OR MORE OF THE PROPERTIES, AN ECONOMIC DOWNTURN IN THE MARKETS IN WHICH THE PROPERTIES ARE LOCATED AND OTHER FACTORS SET FORTH IN THIS PROXY STATEMENT. THE PARTNERSHIP FURTHER CAUTIONS LIMITED PARTNERS THAT THE DISCUSSION OF THESE FACTORS MAY NOT BE EXHAUSTIVE. THE PARTNERSHIP UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES.

                       DESCRIPTION OF THE PROPOSED SALE

BACKGROUND AND REASONS FOR THE PROPOSED SALE

          The Partnership was originally formed to acquire or lease sites and thereafter construct Burger King (Registered Trademark) restaurants for lease (the "Leases") on a long-term net basis to franchisees (the "Franchisees") of the Burger King Corporation ("Burger King"). The original objectives of the Partnership, as outlined in the Partnership's prospectus dated February 2, 1984 (the "Prospectus"), were to provide the Limited Partners (i) regular and increasing cash distributions, a portion of which will be "tax sheltered" and
(ii) realization of long-term appreciation in the value of the Properties, consistent in all cases with the preservation of the Limited Partners' capital. The Prospectus also contemplated the sale of the Properties as soon after the tenth year of operations as economic conditions warranted, consistent with the Partnership's investment objective of long-term appreciation, and the General Partner agreed, pursuant to the Partnership Agreement, to endeavor to sell the Properties in the manner contemplated in the Prospectus.

          The Partnership originally constructed of 27 Properties. As of June 30, 1997, the Partnership had disposed of five Properties and the net proceeds of such sales have been distributed to the Limited Partners pursuant to the Partnership Agreement. The General Partner has been aggressively marketing the Partnership's remaining Properties, reviewing both bulk-sales possibilities and single-property sales to determine the most profitable and expeditious method of efficiently liquidating the Properties.

          The General Partner has had discussions with a number of institutions and other third parties interested in purchasing the
Partnership's nine remaining properties.   The General Partner is currently
seeking a Buyer which will agree to a transaction on terms at least as favorable to the Partnership as the terms described below and, in that connection, has retained Jones Lang Wootton USA, Inc. to advise the Partnership regarding the marketing and sale of the Properties. Jones Lang Wootton USA, Inc. is among the largest real estate advisors in the United States and was engaged in $1.3 billion of transactions in 1996.

          The Partnership has been successful in distributing to the Limited Partners, on a quarterly basis, cash flow generated from the Properties' operations. Since the inception of the Partnership through June 30, 1997, Limited Partners have received quarterly cash distributions of Net Cash Flow (as defined in the Partnership Agreement) from operations totaling approximately $1,400.59 per initial $1,000 Unit, combined with distributions of Net Property Disposition Proceeds (as defined in the Partnership Agreement) from the sales of the restaurants totaling approximately $176.57 per Unit, for a total aggregate cash distribution to the Limited Partners of approximately $1,577.16 per Unit. On a pro forma basis, assuming the Properties were sold to a Buyer for the Minimum Price as of June 30, 1997, the General Partner estimates that the net proceeds from the sale of all of the Properties available for distribution to the Limited Partners would equal or exceed approximately $14,400,000, or $960 per Unit, after deduction of expenses of the Proposed Sale, distributions to the General Partner, payment of management fees due to Burger King Corporation ("Burger King"), payment of all debts, liabilities and obligations of the Partnership and the expenses of dissolution and liquidation and the establishment of any reserves for contingencies that the General Partner reasonably deems necessary. See "Unaudited Pro Forma Condensed Financial Data."

          The Partnership Agreement provides that the General Partner is entitled to receive a distribution of approximately $__ in connection with the Proposed Sale of all of the Properties at the Minimum Price of $15,000,000 (assuming the Proposed Sale had occurred on June 30, 1997). Pursuant to the Partnership Agreement, the General Partner is entitled to receive an amount equal to or exceeding approximately $__, or 1% of the net proceeds from the Proposed Sale until the Limited Partners have received from the Partnership aggregate distributions equal to such Limited Partner's original invested capital plus a cumulative annual compounded return of 12.5% per annum on his remaining invested capital, as adjusted from time to time ("Payout"), and approximately $___, or 11.11% of the net proceeds from the Proposed Sale after each Limited Partner has achieved Payout. In addition, it is estimated that upon the liquidation of the Partnership, the General Partner will receive an additional amount equal to or exceeding $___ as the General Partner's final liquidating distribution.

Advantages to Limited Partners of the Proposed Sale

          The General Partner believes that the Proposed Sale will maximize the Partnership's realization of the appreciation in the value of the Properties. The Leases with the Franchisees at the Properties were originally for 20-year terms and, for the most part, currently have approximately 5-6 years remaining. The remaining terms of the Leases are one of the primary factors that a prospective buyer will evaluate in pricing the Properties. As the Leases approach maturity, prospective buyers are likely to attribute a greater discount to the value of the Properties and, therefore, if the Partnership continues to hold the Properties, the General Partner believes that the Properties' fair market value may decrease.

          The General Partner also believes that a Proposed Sale would be an attractive opportunity for the Partnership. The Minimum Price of $15,000,000 is equal to the Properties' aggregate appraised value as of December 31, 1996, which appraised value was disclosed in the Partnership's June 30, 1997 Quarterly Report. The purchase price for the Properties may be higher than the Minimum Price. In addition, any Buyer would have to indicate that it has sufficient funds available to finance the Proposed Sale.

Disadvantages to Limited Partners of the Proposed Sale

          While the General Partner believes that the Proposed Sale would be in the best interests of the Limited Partners, each Limited Partner should consider the following factors in evaluating the Proposed Sale. Upon the completion of the Proposed Sale of all of the Properties and pending the liquidation of the Partnership, Limited Partners will no longer receive distributions of cash flows from operations since the Partnership will no longer be operating the Properties. However, Limited Partners will receive a distribution of the net proceeds of the Proposed Sale, after deduction of certain expenses and fees as described above in "-- Background and Reasons for the Proposed Sale." Limited Partners will be subject to capital gains taxes to the extent the Purchase Price per Unit exceeds the Limited Partners' adjusted tax basis in each Unit. Finally, Limited Partners will not benefit from future appreciation, if any, in the value of the Properties if the Properties are sold at this time.

Terms of the Proposed Sale

          Properties and Consideration. All of the Properties are Burger King (Registered Trademark) restaurants located at the locations set forth in the following table. A Buyer will agree, subject to the terms and conditions of a purchase agreement to be negotiated between the Partnership and the Buyer, to acquire either (i) all the Properties set forth below for an aggregate purchase price equal to at least the Minimum Price of $15,000,000 or (ii) less than all of the Properties for a purchase price for the Properties being sold at least equal to the sum of the Target Sales Prices (as set forth below) for such Properties.


Restaurant Number      Location                     Target Sales Price

4067                   Sulphur Springs, TX          $
4101                   Largo, FL
4116                   Mounds View, MN
4163                   Covina, CA
4182                   Atlanta, GA
4213                   Albuquerque, NM
4217                   Montgomery, AL
4268                   Federal Heights, CO
4320                   Gallatin, TN
4328                   Cleburne, TX
4348                   Edison, NJ
4445                   Chattanooga, TN
4482                   Brooklyn Park, MD
4483                   Shelbyville, TN
4590                   Gary, IN
                       Memphis, TN
4601                   Wilson, NC
4693                   Columbus, IN
4714                   North Augusta, SC
4767                   Fayetteville, NC
4808                   San Bernadino, CA
4839                   Nashville, TN
                          Total ("Minimum Price")   $  15,000,000

          Properties--Operating Data. Of the twenty-two Properties, the Partnership owns sixteen of the Properties in fee simple and holds a leasehold interest in six of the Properties. None of the Properties are encumbered by mortgages. The land under each of the Leased Properties is owned in fee by a third party who leases the land to Burger King (the "Groundlease"). Burger King subleases the land under each of the Leased Properties to the Partnership (the "BK Leases"), which in turn sub-subleases each of the Leased Properties to individual franchisees (the "Operating Leases"). All of the Operating Leases are net leases and the franchisees pay to the Partnership an amount equal to the greater of (i) the minimum base rent specified in the Operating Leases (as described in the following table) or (ii) a percentage rent equal to 8.5% of the Property's annual gross sales. The minimum base rent is paid monthly while percentage rent is paid quarterly and adjusted on an annual basis. The Partnership has no plans for the renovation, improvement or development of any of the Properties. The franchisees are required to maintain insurance coverage for their individual restaurants as required by the Operating Leases. In the opinion of the General Partner, each of the Properties is adequately covered by insurance.

                                                                 OPERATING LEASES                           BK LEASES
                                                       ------------------------------------   ------------------------------------
   Restaurant                                                                1996 Minimum           Lease         1996 Rent paid to
     Number       Restaurant Location       Title      Lease Expiration       Base Rent         Expiration<F1>       Burger King
--------------    -------------------    -----------   ----------------    ----------------   -----------------   -----------------
      4067       Sulphur Springs, TX         Fee           May 2004            $ 60,429
      4101       Largo, FL                   Fee          July 2004              68,503
      4116       Mounds View, MN             Fee          June 2004              63,908
      4163       Covina, CA                  Fee        December 2004            87,200
      4182       Atlanta, GA                 Fee        September 2004           84,727
      4213       Albuquerque, NM          Leasehold      October 2004            76,615         October 25, 2024          $35,781
      4217       Montgomery, AL           Leasehold     September 2004           77,114        September 22, 2024          35,129
      4268       Federal Heights, CO      Leasehold     December 2004            80,856        December 31, 2023           43,963
      4320       Gallatin, TN                Fee        December 2004            58,056
      4328       Cleburne, TX                Fee         January 2005            66,887
      4348       Edison, NJ                  Fee           May 2005              96,554
      4445       Chattanooga, TN             Fee          April 2005             69,780
      4482       Brooklyn Park, MD        Leasehold       June 2005              79,644          June 10, 2025             35,236
      4483       Shelbyville, TN             Fee           May 2005              70,008
      4590       Gary, IN                    Fee          July 2005              88,002
      4601       Wilson, NC                  Fee         August 2005             72,060
                 Memphis, TN
      4693       Columbus, IN                Fee         October 2005            78,625
      4714       North Augusta, SC           Fee         October 2005            70,700
      4767       Fayetteville, NC         Leasehold     November 2005           113,520        November 7, 2015            61,067
      4808       San Bernadino, CA        Leasehold     December 2005            84,618       December 10, 2025            40,037
      4839       Nashville, TN               Fee        December 2005            86,466


<F1> Assuming exercise of all available renewal options.

          General Terms and Conditions. The General Partner will endeavor to sell the Properties in one or more Proposed Sales on the most favorable terms that the General Partner is able to negotiate but in any event will not accept a sale price for a bulk sale of all of the Properties which is less than the Minimum Price nor a sales price for a sale of less than all of the Properties which is less than the cumulative Target Sales Prices of those Properties.

Federal Income Tax Consequences of the Proposed Sale

          The following is a summary of the material Federal income tax consequences which may affect a Limited Partner resulting from the Proposed Sale and subsequent liquidation of the Partnership. It would be impractical to discuss all aspects of Federal, state and local income tax laws which may affect a Limited Partner's income tax consequences described herein and no attempt has been made to do so. This summary is not intended as a substitute for careful tax planning, particularly because the Federal income tax consequences of an investment in partnerships, such as the Partnership, are often dependent on a variety of factors, and the impact of such factors may vary from Limited Partner to Limited Partner according to its own particular tax situation. THEREFORE, EACH LIMITED PARTNER SHOULD SATISFY ITSELF AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN BY OBTAINING GUIDANCE FROM ITS OWN TAX ADVISOR.

          The following summary is based on the Internal Revenue Code of 1986, as amended to date (the "Code"), the legislative history of the Code, existing and proposed regulations thereunder, judicial decisions and current administrative rulings and practices. No assurance can be given that legislative, judicial or administrative changes may not be forthcoming which would affect the accuracy of this summary. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date of such changes (subject to the applicable statute of limitations). Capitalized terms not defined herein have the same meanings as in the Partnership Agreement.

          The following discussion is primarily applicable to Limited Partners other than tax-exempt organizations (such as Limited Partners who are holding their Units in employee trusts, institutional retirement accounts and Keogh plans). These Limited Partners should pay particular attention to the discussion under the heading "Exempt Employee Trusts and Individual Retirement Accounts; Unrelated Business Taxable Income."

          Limited Partners should be aware that the Internal Revenue Service (the "Service") may not agree with certain of the conclusions reached herein and that, if challenged by the Service, such conclusions might not be sustained by the courts. If the tax treatment accorded to one or more items is disallowed, Limited Partners may be assessed for additional taxes along with interest and penalties in future years.

          In addition, it should be noted that the Limited Partners may be subject to taxes other than Federal income taxes, such as state and local income or franchise taxes and estate or inheritance taxes which may be imposed by various jurisdictions. This discussion is limited to Federal income tax consequences only.

          Taxation of Limited Partners in General. The Partnership is a partnership for Federal income tax purposes and therefore is not subject to Federal income tax; rather, each Limited Partner is required to take into account its distributive share of the Partnership's income, gains, losses, deductions, credits and tax preference items in computing such Limited Partner's Federal income tax liability for any taxable year of the Partnership ending within or with the taxable year of such Limited Partner, without regard to whether it has received or will receive any distribution from the Partnership. Such distributive share is required to be reported by the Partnership to each Limited Partner on the Schedule K-1; each Limited Partner is required to report consistently with such Schedule K-1 unless it discloses any inconsistent position to the Service when it files its Federal income tax return. A Limited Partner's distributive share of the Partnership's income or loss is determined in accordance with the allocations set forth in the Partnership Agreement. See "Allocation of Partnership Income and Losses," below.

          Limited Partner's Gain or Loss Upon the Sale of the Properties. Each Limited Partner will be required to include in its income for Federal income tax purposes its allocable share of the gain or loss realized by the Partnership upon the disposition by the Partnership of the Properties pursuant to the Proposed Sale. Such gain or loss will be reportable by a Limited Partner whether or not the Partnership distributes the net proceeds from the sale of the Properties regardless of the amounts actually distributed to such Limited Partner. The character of the gain or loss realized upon the sale of the Properties by each Limited Partner will depend upon, among other things, whether or not the Partnership is considered a "dealer" in its Properties for Federal income tax purposes, as discussed below. The Partnership believes that it will not be considered a "dealer" in real estate, in which event any gain or loss realized from the sale of a Property held for more than one year will be treated as "Section 1231" gain (or loss), except that certain portions of such gain may be "recaptured" as ordinary income. See "Depreciation Recaptured" below. Each Limited Partner will then net its "Section 1231" gains and losses from all sources, including its allocable share of such gains and losses realized by the Partnership. Except as provided in the next sentence, to the extent that a Limited Partner has a net "Section 1231" gain for any taxable year "Section 1231" gains and "Section 1231" losses will be treated as long-term capital gains or losses, as the case may be. A net "Section 1231" gain will be treated as ordinary income to the extent that such gain does not exceed the amount of net "Section 1231" losses realized in the five preceding taxable years that did not result in a net "Section 1231" gain for a prior year being treated as ordinary income. To the extent that "Section 1231" gains do not exceed "Section 1231" losses, such gains and losses will be treated as ordinary gains and losses.

          If the Partnership were considered a "dealer" in the Properties for Federal income tax purposes, the entire portion of the gain (or loss) allocable to any particular Limited Partner as a result of the Proposed Sale of the Properties would be treated as ordinary income (or loss). The Partnership has not been organized to engage in the business of buying and selling real property. The Partnership believes that it should not be characterized as a "dealer" in real property since the sale of the Properties in the liquidation of the Partnership is not in the "ordinary course" of the Partnership's business. The determination of this issue, however, depends on the facts and circumstances of the Partnership's operations, and the Service may disagree with the Partnership's position.

          Depreciation Recapture. In general, a taxpayer must recapture as ordinary income any gain on the sale of personal property to the extent of the excess of (i) the lower of (x) the amount realized on the sale or (y) the "recomputed basis" of the property (which is generally equal to the adjusted basis of the property plus all adjustments to such basis on account of allowed or allowable depreciation deductions) over (ii) the adjusted basis of such property. In addition, a taxpayer must recapture as ordinary income any gain on the sale of real property (generally, buildings and their structural components) that is recovery property for purposes of the accelerated cost recovery system to the extent of depreciation deductions claimed unless a valid election was made to claim depreciation on a straight-line basis, and in any event to the extent that depreciation deductions claimed in respect of such real property were in excess of straight-line depreciation. The Partnership intends to allocate all of the gain from the sale of the Properties to the real property and, based on its election to depreciate the Properties on a straight-line basis, to take the position that the Limited Partners should not be required to recapture any of the depreciation claimed in respect of such real or personal property, such that all of the gain (or loss) realized on the sale of the Properties by the Partnership and allocated to the Limited Partners should be treated in the manner described above.
Were the Service to challenge such position, and were such challenge successful, a portion of any gain on the sale of the Properties would be treated as ordinary income rather than as described above.

          Allocation of Partnership Income and Losses. The income and gain resulting from the Proposed Sale will be allocated to each Limited Partner according to the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, the gains from the disposition of the Properties would be allocated 99% to the Limited Partners and 1% to the General Partner until the amount so allocated to the Limited Partners increases such Limited Partners' capital accounts to an amount sufficient, if distributed, to provide each Limited Partner with a return of its original invested capital (generally $1,000 per Unit), plus a cumulative annual compounded return of 12.5% on the Limited Partner's remaining invested capital (generally the Limited Partner's original invested capital reduced by distributions subsequent to the acquisition of the Unit) (such amount, "Payout"). The gains then would be allocated to any Partner to the extent required to increase any Partner's negative capital account to zero and the balance would be allocated 88.89% to the Limited Partners and 11.11% to the General Partner. However, if at the time of the sale of the Properties, Payout has not yet occurred and the aggregate outstanding balance of the Limited Partners' capital accounts exceeds the amount necessary to cause Payout to occur, the gain from the sale of the Properties would be allocated to the General Partner in an amount equal to 12.5% of such excess, and the remaining gain would be allocated 88.89% to the Limited Partners and 11.11% to the General Partner. If Payout has occurred at the time of the sale of the Properties, gain from the sale of such Properties would be allocated first to the General Partner to the extent necessary to bring the General Partner's capital account balance equal to 11.11% of the outstanding aggregate capital balances of all the Partners, and the remaining gain would be allocated 88.89% to the Limited Partners and 11.11% to the General Partner. Any gain from the sale treated as ordinary income as a result of previous depreciation deductions would be allocated to the extent possible under the above rules to those Limited Partners who were allocated such depreciation deductions.

          For the purpose of the allocations, all items of income, gain, loss, deduction and credit are allocated to each calendar month of the year, regardless of the Partnership's operations during the months of the year, and are apportioned on a monthly basis to the Limited Partner in the ratio in which the number of Units owned by each of them at the end of the month bears to the total number of Units owned by all of them as of that date.

          Cash Distributions and Adjusted Basis. Cash distributions from the Partnership will be made to each Limited Partner in accordance with the Partnership Agreement. Pursuant to the Partnership Agreement, distributions of the net proceeds from the sale of the Properties would be made, after capital accounts have been adjusted to reflect the gain from such proceeds, subject to the rights of Burger King under the Property Management Agreement and the Master Agreement, and if Payout has not occurred at such time, (i) 99% to the Limited Partners and 1% to the General Partner to the extent necessary to cause Payout to occur or (ii) if at the time of the distribution the Limited Partners' capital accounts still are insufficient to cause Payout to occur, the distribution would be made 99% to the Limited Partners and 1% to the General Partner until the amount so distributed is sufficient to reduce the lesser of the General Partner's or the Limited Partners' aggregate capital accounts to zero, then to any Partner with a positive capital account balance in an amount sufficient to reduce such balance to zero and finally 99% to the Limited Partners and 1% to the General Partner in the amount necessary to cause Payout to occur. Once Payout occurs, and after adjusting all capital accounts to reflect distributions made as described above, any remaining proceeds would be distributed in proportion to and to the extent of any Partner's remaining capital account balance and finally 88.89% to the Limited Partner and 11.11% to the General Partner.

          When the Partnership distributes the net proceeds from the sale of the Properties, a Limited Partner may incur Federal income tax in addition to the tax imposed on such Limited Partner's allocable share of the income or loss upon the sale of the Properties. Because the transactions contemplated by this Proxy Statement involve a sale of all the Partnership's remaining assets and the liquidation of the Partnership, any distribution in connection with such transactions will be taxable as a liquidating distribution. In general, a Limited Partner will recognize gain upon receipt of a liquidating cash distribution to the extent that the amount of cash received exceeds such Limited Partner's adjusted basis in the Partnership. Any gain which a Limited Partner recognizes from a liquidating distribution will be taxed as though such Limited Partner had sold or exchanged its Units and, therefore, generally will be taxed as capital gain. A Limited Partner may recognize loss on a liquidating distribution to the extent that such distribution consists of money and the amount of such money is less than the Limited Partner's pre-distribution adjusted basis in its Units.

          A Limited Partner's adjusted basis in its Units will initially equal the amount of cash contributed to the Partnership by such Limited Partner for its Units or the amount paid by a Limited Partner upon a purchase of the Units. Subsequently, a Limited Partner's adjusted basis is increased by its distributive share of Partnership taxable income and gain (such as from the sale of the Properties) and decreased (but not below zero) by distributions from the Partnership and its distributive share of Partnership deductions and losses, if any. Although special rules apply to the computation of a limited partner's adjusted basis where (i) the partnership mortgages its properties or otherwise incurs indebtedness, (ii) the limited partner is personally liable for partnership debts in excess of its capital contributions or (iii) there is a shift in the allocation of partnership profits or losses for the benefit of the limited partners, such rules generally do not impact the Limited Partners of the Partnership.

          Exempt Employee Trusts and Individual Retirement Accounts. Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to Federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that is derived from "debt-financed properties" as defined in Section 514 of the Code. Further, if, as the Partnership believes, the Properties are not characterized as "inventory", and are not held primarily for sale to customers in the ordinary course of the Partnership's business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership's temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

          Foreign Investors. Foreign corporations, foreign partnerships, foreign trusts, foreign estates and nonresident aliens (collectively "Foreign Persons") who engage in a trade or business in the United States are taxable as domestic persons with respect to income which is effectively connected with the conduct of such trade or business. Limited Partners who are Foreign Persons are deemed to be engaged in a trade or business in the United States as a result of the Partnership's purchase and leasing of the Properties. As a result, rental income from such Properties, the gain or loss from the sale of the Properties, and any interest or dividend income on funds temporarily invested in short-term obligations (as well as gain or loss from the sale of such obligations) will be taxed according to the general rules applicable to domestic entities to the extent that such income and gains are effectively connected with the conduct of the Partnership's business. In the absence of an applicable tax treaty between the United States and a Foreign Person's resident country, the Partnership is required to withhold Federal income tax on amounts actually distributed that are (or are treated as being) effectively connected with the Partnership's trade or business allocable to a Foreign Person, and the Partnership intends to withhold such Federal income tax at the highest rate applicable to individuals or corporations, as the case may be (currently 39.6% and 35%, respectively). The amount of any withholding tax payments will be offset by the Partnership against distributions payable to such Foreign Person. It should be noted that this section does not purport to discuss all of the Federal, state or local tax consequences or considerations that may be applicable to Foreign Persons owning Interests. In particular, foreign corporations owning Units may be subject to the branch profits tax. All Foreign Persons owning Units are strongly encouraged to consult their own tax advisors with respect to their own situations and the effects of the transactions contemplated by this Proxy Statement.

          State and Local Taxes. The Partnership may operate in states and localities which impose a tax on the Partnership's assets or income or on each Limited Partner's share of any income, and certain states require the Partnership to withhold a portion of earnings or distributions, or both, to non-resident Limited Partners in respect of such taxes. A Limited Partner's distributive share of the taxable income or loss of the Partnership may be required to be included in determining its reportable income for state or local tax purposes in the state in which the Limited Partner resides. In addition, any other states in which the Partnership owns properties may require non-resident Limited Partners to file state income tax returns and may impose a tax determined with reference to a Limited Partner's proportionate share of Partnership income derived from such state. On the other hand, tax losses, if any attributable to the Partnership's ownership of property in a particular state may be available to offset income from other sources derived within that state. To the extent that a non-resident Limited Partner pays tax to a state by virtue of Partnership operations within that state, it may be entitled to a deduction or credit against tax owed to its state of residence with respect to the same income. With respect to corporate Limited Partners, potential taxation of the same income by more than one state may be mitigated by allocation and apportionment rules. In addition, payment of state and local income taxes will constitute a deduction for Federal income tax purposes, assuming (in the case of an individual) that the Limited Partner itemizes deductions.

          THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS AND THE EFFECTS OF THIS TRANSACTION AS TO FEDERAL, STATE AND LOCAL TAXES INCLUDING, BUT NOT LIMITED TO, INCOME, ESTATE AND INHERITANCE TAXES.

Accounting Treatment of the Proposed Sale

          The Proposed Sale is expected to result in a gain by the Partnership in fiscal year 1997 for financial reporting purposes.


                 UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

          The following unaudited Pro Forma Condensed Financial Data is based on the financial statements of the Partnership included elsewhere in this Proxy Statement, adjusted to give effect to the sale of the Partnership's remaining sixteen Owned Properties and six Leased Properties to a Buyer for aggregate consideration in the amount of at least the Minimum Price of $15,000,000. The unaudited Pro Forma Balance Sheet data reflects the Unaudited Balance Sheet for the six months ended June 30, 1997, included elsewhere in this Proxy Statement, assuming the Proposed Sale occurred on June 30, 1997. The unaudited Pro Forma Statement of Operations data assumes that the Proposed Sale occurred on January 1, 1995.

          The unaudited pro forma information is based upon available information and certain assumptions that the General Partner believes are reasonable. The unaudited Pro Forma Condensed Financial Data does not purport to represent what the Partnership's financial position or results of operations would actually have been had a Proposed Sale in fact occurred on such date or to project the Partnership's financial position or results of operations for any future date or period. For additional information, see the Financial Statements included elsewhere in this Proxy Statement.

                      BURGER KING LIMITED PARTNERSHIP III
                 UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
                                 June 30, 1997

                                                               Historical                Pro Forma                 Pro Forma
                                                                 Balance                Adjustments                 Balance
                                                        ----------------------    ----------------------   ----------------------

Balance Sheet Data:
Assets
Real estate held for sale . . . . . . . . . . . . . .          $4,876,584
Cash  . . . . . . . . . . . . . . . . . . . . . . . .           1,355,764
Due from affiliates . . . . . . . . . . . . . . . . .              14,239
Other assets  . . . . . . . . . . . . . . . . . . . .               3,989
Rent Receivable . . . . . . . . . . . . . . . . . . .             113,826
    Total Assets  . . . . . . . . . . . . . . . . . .          $6,364,402

Liabilities and Partners' Capital
Liabilities:
   Accounts payable and accrued expenses  . . . . . .          $   56,569
   Due to Burger King Corporation . . . . . . . . . .               6,178
   Distributions payable  . . . . . . . . . . . . . .           1,238,117
    Total Liabilities   . . . . . . . . . . . . . . .          $1,300,864

Partners' Capital (Deficit):
   General Partner  . . . . . . . . . . . . . . . . .             (26,102)
   Limited Partners (15,000 units outstanding)  . . .           5,089,640
    Total Partners' Capital   . . . . . . . . . . . .           5,063,538
    Total Liabilities and Partners Capital  . . . . .          $6,364,402

Statement of Operations Data:
Year Ended December 31, 1996

                                                               Historical
                                                               Balance for
                                                               year ended                Pro Forma                 Pro Forma
                                                            December 31, 1996           Adjustments                 Balance
                                                        ----------------------    ----------------------   ----------------------
Income
   Rental income  . . . . . . . . . . . . . . . . . .          $2,257,335
   Interest income  . . . . . . . . . . . . . . . . .              24,477
   Other income . . . . . . . . . . . . . . . . . . .               2,350
    Total Income  . . . . . . . . . . . . . . . . . .          $2,284,162
Expenses
   Depreciation . . . . . . . . . . . . . . . . . . .             276,020
   Ground lease rent  . . . . . . . . . . . . . . . .             287,544
   Management fee . . . . . . . . . . . . . . . . . .             234,051
   General and administrative . . . . . . . . . . . .              82,159
    Total Expenses  . . . . . . . . . . . . . . . . .             879,774
   Income from Operations . . . . . . . . . . . . . .           1,404,388
   Gain on Sale of Property . . . . . . . . . . . . .             383,193
    Net Income  . . . . . . . . . . . . . . . . . . .          $1,787,581

Net Income Allocated
To the General Partner  . . . . . . . . . . . . . . .          $   87,852
To the Limited Partners . . . . . . . . . . . . . . .           1,699,729
                                                               $1,787,581
Per limited partnership
   Unit (15,000 outstanding)  . . . . . . . . . . . .          $   113.32

Statement of Operations Data:
Six Months Ended June 30, 1997


                                                           Historical Balance
                                                           for the six months            Pro Forma                 Pro Forma
                                                           ended June 30, 1997          Adjustments                 Balance
                                                        ----------------------    ----------------------   ----------------------

Income
   Rental income  . . . . . . . . . . . . . . . . . .         $1,111,216
   Interest income  . . . . . . . . . . . . . . . . .             17,814
   Other income . . . . . . . . . . . . . . . . . . .              4,069
     Total Income   . . . . . . . . . . . . . . . . .          1,133,099
Expenses
   Depreciation . . . . . . . . . . . . . . . . . . .                 --
   Ground lease rent  . . . . . . . . . . . . . . . .            125,463
   Management fee . . . . . . . . . . . . . . . . . .            119,545
   General and administrative . . . . . . . . . . . .             59,907
     Total Expenses   . . . . . . . . . . . . . . . .            304,915
     Net Income   . . . . . . . . . . . . . . . . . .         $1,387,703
Net Income Allocated:
To the General Partner  . . . . . . . . . . . . . . .         $   47,004
To the Limited Partners . . . . . . . . . . . . . . .          1,340,699
                                                              $1,387,703
Per limited partnership
   Unit (15,000 outstanding)  . . . . . . . . . . . .           $  89.38

[FN]
Notes to the unaudited Pro Forma Condensed Financial Data

<F1> The Pro Forma Balance Sheet is presented as if the Proposed Sale occurred on June 30, 1997. Land, buildings, fixtures, equipment and related accumulated depreciation have been removed to reflect the Proposed Sale as of the same date.

<F2> The Pro Forma Statements of Operations are presented as if the Proposed
     Sale occurred on January 1, 1995. Therefore, rental income, operating expenses (depreciation, ground lease rent and management fees) and gain on sales of properties for the period January 1, 1995 through June 30, 1997 have been removed to reflect the Proposed Sale as of January 1, 1995.

<F3> The cash balance has been increased to reflect the net proceeds from the
     Proposed Sale in the amount of $14,400,000 (Minimum Price of $15,000,000 less maximum estimated selling costs of $600,000).

<F4> Burger King is entitled to an additional management fee equal to 10% of the net proceeds from the Proposed Sale after each Limited Partner has received aggregate distributions equal to such Limited Partner's original invested capital plus a cumulative annual compounded return of 12.5% per annum.

<F5> The adjustments to Partners' capital in the amount of $___ are made to reflect a gain from the Proposed Sale as if it occurred on June 30, 1997.

               DISTRIBUTIONS UPON LIQUIDATION OF THE PARTNERSHIP

          If the Proposed Sale of all of the Properties is consummated, the Partnership will subsequently be dissolved and its business wound up in accordance with Article XI of the Partnership Agreement. The Partnership funds will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement. Upon completion of the distribution of the Partnership's funds and the liquidation of the Partnership, the General Partner will execute and record a certificate of cancellation of the Partnership and any other documents required to effectuate the dissolution, liquidation and termination of the Partnership, and the legal existence of the Partnership will cease. Subsequent to the consummation of a Proposed Sale, the General Partner will distribute the net proceeds from the Proposed Sale other than an amount of approximately $___ which the General Partner expects to retain for a period of up to one year to cover the expenses of liquidating the Partnership and amounts required to establish reserves for contingencies that the General Partner reasonably deems necessary. Any remaining proceeds not applied to pay such expenses of liquidating the Partnership will be distributed to the Limited Partners upon final liquidation of the Partnership.

          Assuming the Proposed Sale of all of the Properties was consummated on June 30, 1997 at the Minimum Price, the General Partner estimates that the Limited Partners would have received a distribution of approximately $2,537.16 per Unit, approximately $1,400.59 of which would have constituted Net Cash Flow from operations and approximately $1,136.57 of which would have constituted Net Property Disposition Proceeds. If a Proposed Sale is consummated for a purchase price in excess of the Minimum Price, distributions to Limited Partners and the General Partner will be higher.
See "Unaudited Pro Forma Condensed Financial Data."

Allocation of Net Property Disposition                                     General              Limited                 Per
Proceeds                                              Total                Partner              Partners              LP Unit
-------------------------------------------    ------------------   ------------------    ------------------   ------------------

Gross sales price . . . . . . . . . . . . . .
Less estimated sales costs  . . . . . . . . .
Net sales price . . . . . . . . . . . . . . .

Distribution of Net Property Disposition
   Proceeds required to cover payment of
   unpaid return  . . . . . . . . . . . . . .

Distribution of Net Property Disposition
   Proceeds required to reach Payout:
   Remaining invested capital at June 30,
   1997 15,000 Units at $823.43/Unit  . . . .

Net Property Disposition Proceeds . . . . . .
Less 10% management fee to Burger King
   Corporation  . . . . . . . . . . . . . . .
Remaining property disposition proceeds . . .

Total allocation of Net Property Disposition
Proceeds from the Proposed Sale . . . . . . .

Distribution of remaining net operating
  assets  . . . . . . . . . . . . . . . . . .
Liquidating cash distribution (15,000 Units
  outstanding)  . . . . . . . . . . . . . . .

[FN]
Notes to the Allocation of Property Disposition Proceeds Table

<F1> Section 5.2 of the Partnership Agreement provides that "Net Property
     Disposition Proceeds," as defined in the Partnership Agreement, are distributed 99% to the Limited Partners and 1% to the General Partner in an amount sufficient to cause Payout to occur. Payout is defined in the Partnership Agreement as the point in time at which each Limited Partner has received from the Partnership aggregate distributions equal to such Limited Partner's Original Invested Capital plus a cumulative annual compounded return of 12.5% per annum on his Remaining Invested Capital, as adjusted from time to time.

<F2> After Payout has occurred and capital accounts have been adjusted to zero, pursuant to the Master Agreement between Burger King and the Partnership, Burger King is entitled to receive a management fee equal to 10% of the Net Property Disposition Proceeds remaining after Payout and payment of the management fee to Burger King, and thereafter, according to Section 5.2 of the Partnership Agreement, distributions of the Net Property Disposition Proceeds remaining after Payout will be allocated 88.89% to the Limited Partners and 11.11% to the General Partner.

<F3> After payment of all the debts, liabilities and obligations of the
     Partnership and the expenses of dissolution and liquidation and the setting up of any reserves for contingencies that the General Partner reasonably deems necessary, liquidating distributions shall be made to the Limited Partners in the same manner that net cash flow from operations and Net Property Disposition Proceeds, respectively, are distributed, as provided in Sections 5.1 and 5.2 of the Partnership Agreement, as appropriate when consideration is given to the sources of funds distributed in the liquidation.

                            SELECTED FINANCIAL DATA

          The following table sets forth selected historical financial data of the Partnership for the five years ended December 31, 1996 and the six months ended June 30, 1997 and 1996. The selected historical financial data for the five years ended December 31, 1996 were derived from the Partnership's audited financial statements for the corresponding periods.
The selected historical financial data for the six months ended June 30, 1997 and 1996, respectively, are unaudited but, in the opinion of management, include all adjustments necessary for a fair presentation of the financial data for such periods. The results for the six months ended June 30, 1997 and 1996 are not necessarily indicative of the results for a full fiscal year.

          Limited Partners should note that the General Partner does not maintain a separate audited balance sheet. The General Partner is an affiliate of Lehman Brothers Inc. The General Partner has no employees and conducts no business other than serving as the General Partner of the Partnership. The General Partner does not believe that the disclosure of its audited balance sheet would be material to a Limited Partner's evaluation of the Proposed Sale since the General Partner's financial condition will have no effect on distributions to the Limited Partners in connection with the Proposed Sale or thereafter. For additional information, see the unaudited Pro Forma Condensed Financial Data and Financial Statements included elsewhere in this Proxy Statement. For a report by the Partnership's independent auditors with respect to historical financial information, see "Index to Financial Statements." The following table should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      Six Months Ended
                                          June 30,                                   Year Ended December 31,
                                 -------------------------   --------------------------------------------------------------------
Financial Data                       1997          1996           1996          1995          1994          1993           1992
-----------------------------    -----------   -----------   -----------    -----------   -----------   -----------   -----------

Rental Income . . . . . . . . .   $1,111,216    $1,144,763     $2,257,335    $2,159,733    $2,044,028    $1,941,005     $2,082,814
Gains on sales of Properties  .      559,519            --        383,193            --            --       162,513             --
Net Income  . . . . . . . . . .    1,387,703       714,116      1,787,581     1,328,509     1,418,073     1,486,673      1,339,253
Net Income per Unit . . . . . .        89.38         44.76         113.32         83.21         88.89         93.55          83.36
Total Assets  . . . . . . . . .    6,364,402     6,039,116      6,292,587     6,193,235     6,577,380     6,802,582      8,022,257



Quarterly Cash Distributions (per unit)
---------------------------------------         1997             1996          1995           1994           1993          1992
--                                       -----------        -----------    -----------   -----------    -----------    ------------

First quarter . . . . . . . . . . . . .        $ 26.30        $ 28.20        $ 32.46     $ 32.82         $ 85.51        $ 33.91
Second quarter  . . . . . . . . . . . .          80.70<F2>      26.02          24.02       23.59           21.44          23.99
Third quarter . . . . . . . . . . . . .             --          27.29          26.69       24.00           23.32          25.47
Fourth quarter  . . . . . . . . . . . .             --          59.53<F1>      25.59       25.36           23.50          43.75

Total Cash Distributions  . . . . . . .        $107.00        $141.04        $108.76     $105.77         $153.77        $127.12

<F1> Includes a distribution of $33.46 from the sale of one Property in
     November 1996.
<F2> Includes a distribution of $56.65 from the sale of one Property in June
     1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations

     Six months ended June 30, 1997 compared to six months ended June 30, 1996.

          The Partnership generated net income for the three- and six-month periods ended June 30, 1997 of $1,015,856 and $1,387,703, respectively, compared to $387,620 and $714,116 for the corresponding periods in 1996. The increase is primarily attributable to a gain on the sale of a restaurant property located in Frankfort, Kentucky (the "Frankfort Property") in the second quarter of 1997 and a decrease in depreciation expense which was partially offset by an increase in general and administrative expenses.

          Rental income for the three- and six-month periods ended June 30, 1997 was $600,900 and $1,111,216, respectively, compared to $614,464 and
$1,144,763 for the corresponding periods in 1996. The decrease is primarily attributable to the sale of a leasehold interest in a restaurant located in Delhi Township, Ohio (the "Delhi Property") in the fourth quarter of 1996 and the sale of the Frankfort Property in the second quarter of 1997.

          Ground lease rent for the three- and six-month periods ended June 30, 1997 totalled $62,731 and $125,463, respectively, compared to $72,843 and $145,686 for the corresponding periods in 1996. The decrease is primarily attributable to the sale of the Partnership's leasehold interest in the Delhi Property in the fourth quarter of 1996.

          General and administrative expenses totalled $22,119 and $59,907 for the three- and six-month periods ended June 30, 1997, compared to $21,514 and $38,480 for the corresponding periods in 1996. During the 1997 periods, certain expenses incurred by an unaffiliated third-party service provider in servicing the Partnership, which were voluntarily absorbed by affiliates of the General Partner in prior periods, were reimbursable to the General Partner and its affiliates.

          No depreciation expense was recorded for the three- or six-month periods ended June 30, 1997, compared to $69,409 and $138,819 for the corresponding periods in 1996. Effective December 31, 1996, the Partnership will no longer record depreciation expense as a result of the reclassification of the Properties as real estate held for sale pursuant to Financial Accounting Standards No. 121.

     Year ended December 31, 1996 compared to year ended December 31, 1995.

          The Partnership generated net income for the year ended
December 31, 1996 of $1,787,581, compared to $1,328,509 for the prior year. The decrease in net income is primarily due to a gain on the sale of the leasehold interest in the Delhi Property recognized by the Partnership during the fourth quarter of 1996 totaling $383,193. Excluding this gain, the Partnership generated income from operations totaling $1,404,388 for the year ended December 31, 1996, compared to $1,328,509 for the year ended
December 31, 1995. The slight increase in income from operations from 1995 to 1996 is primarily attributable to a decrease in rental income received from the Properties.

          Rental income for the year ended December 31, 1996 of $1,787,581, compared to $2,159,733 for the corresponding period in 1995. The increase in rental income is primarily attributable to an increase in food and beverage sales at the Properties which resulted in an increase in percentage rental income and, to a lesser extent, scheduled escalations in ground lease rents at the leasehold Properties. Ground lease rent escalations which are included in the minimum base rent amounts charged to the franchisees also result in a corresponding increase in the ground lease rents paid by the Partnership to Burger King. Management fees, which are based on the amount of rental income received by the Partnership, were higher for the year ended December 31, 1996 due to the increase in percentage rental income. Burger King was not required to refund any of its management fee to the Partnership for the year ended December 31, 1996.

          The Partnership generated net income for the year ended December 31, 1995 of $1,328,509 compared to $1,418,073 for the year ended December 31, 1994. The decrease in net income was primarily attributable to an increase in management fees paid to Burger King.

          Rental income for the year ended December 31, 1995 was $2,159,733 compared to $2,044,028 for the year ended December 31, 1994. The increase was primarily a result of increased food and beverage sales at the Properties resulting in an increase in percentage rental income and, to a lesser extent, scheduled rent escalations in the Partnership's ground leases. Ground lease rent escalations are passed on to the franchises in the form of higher minimum base rents.

          General and administrative expenses totaled $82,159 for the year ended December 31, 1996, compared to $90,545 for the year ended December 31, 1995.

     Year ended December 31, 1995 compared to year ended December 31, 1994.

          The Partnership generated net income for the year ended December 31, 1995 of $1,328,509 compared to $1,418,073 for the year ended December 31, 1994. The decrease in net income was primarily attributable to an increase in management fees paid to Burger King.

          Rental income for the year ended December 31, 1995 was $2,159,733 compared to $2,044,028 for the year ended December 31, 1994. The increase was primarily a result of increased food and beverage sales at the Properties resulting in an increase in percentage rental income and, to a lesser extent, scheduled rent escalations in the Partnership's ground leases. Ground lease rent escalations are passed on to the franchisees in the form of higher minimum base rents.

          Interest income for the year ended December 31, 1995 was $26,299 compared to $16,366 for the year ended December 31, 1994. The increase in interest income was primarily attributable to a rise in interest rates earned on the Partnership's cash balances during the 1995 period.

          Total expenses for the year ended December 31, 1995 were $859,688 compared to $646,097 for the year ended December 31, 1994. The increase was primarily attributable to an increase in the management fee paid to Burger King which is attributable to the increase in percentage rental income received by the Partnership as a result of an increase in sales at the Properties. Also contributing to the increase in expenses for the year ended December 31, 1995, was higher ground lease rent resulting from scheduled rent escalations on three of the Partnership's leased Properties.

Liquidity and Capital Resources

          At June 30, 1997, the Partnership had a cash and cash equivalents balance of $1,355,764, compared to $1,022,064 at December 31, 1996. The increase is primarily attributable to net proceeds received from the sale of the Frankfort Property and net cash flow from operations for the second quarter of 1997, partially offset by distributions to the Limited Partners. The Partnership's cash balance at June 30, 1997 consisted primarily of the Partnership's working capital and cash flow from operations for the second quarter of 1997. At June 30, 1997, the Partnership owned 22 restaurant properties.

          The General Partner has had discussions with a number of institutions and other third parties interested in purchasing the Partnership's 22 remaining Properties. Upon the sale of the Properties, the General Partner intends to distribute the net sales proceeds in accordance with the terms of the Partnership Agreement. While the General Partner is hopeful that a sale of the Properties can be completed during 1997, there can be no assurance that such efforts will be successful. As a result of the Partnership's intention to market the Properties for sale, the Properties have been reclassified on the Partnership's balance sheet as real estate held for sale.

          Rent and other receivables totaled $113,826 at June 30, 1997, compared to $80,880 at December 31, 1996. The increase is primarily attributable to the timing and remittance of rental payments.

          At June 30, 1997, the Partnership had distributions payable of $1,238,117, of which $858,339 represented net proceeds from the sale of the Frankfort Property. On July 30, 1997, the Partnership paid a distribution in the amount of $80.70 per Unit. This distribution included $24.05 per Unit from net cash flow from operations for the second quarter and $56.65 per Unit from the net proceeds from the sale of the Frankfort Property. Including these 1997 second quarter distributions, Unitholders have received total cash distributions of $1,577.16 per original $1,000.00 Unit and distributions of net proceeds from the sales of Properties in the amount of $176.57 per Unit. Distributions of net sales proceeds represent returns of capital which have reduced the size of each Unit from $1,000.00 to $823.43.

                          BUSINESS OF THE PARTNERSHIP

          The Partnership was formed as a Limited partnership on November 22, 1983 under the partnership laws of the State of New York. The General Partner of the Partnership is BK III Restaurants Inc. (formerly Shearson/BK Restaurants, Inc.), a New York corporation and an affiliate of Lehman Brothers Inc (formerly Shearson Lehman Brothers Inc.). The Partnership has no employees. The Partnership engages in the business of acquiring, constructing, improving, holding and maintaining Burger King restaurants.
The Properties are leased on a long-term net basis to franchisees of Burger
King.

          The Properties consist of the restaurant buildings, the fixtures and improvements, and, in some cases, the underlying land. See "Description of the Proposed Sale -- Terms of the Proposed Sale." For a Property located on land owned by the Partnership, the annual rent is the greater of (i) 14.5% of the Partnership's investment (which shall equal the cost of land acquisition plus construction costs, as estimated at the date the lease is executed, and capitalized interest) or (ii) 8.5% of the Property's annual gross sales. For a Property located on land leased by the Partnership, the annual rent is the greater of (i) 14.5% of the Partnership's investment plus the annual ground rent paid by the Partnership to Burger King who, in turn, pays rent to the owner of the underlying land or (ii) 8.5% of the Property's annual gross sales.

          Percentage rents received by the Partnership from the restaurant leases are based on the sales generated by the lessees in the fast food business. Competition in the fast food industry has generally become more intense as the number of chains competing for the consumer's business has increased. For most chains, in 1997, the primary source of revenue growth will continue to be the development of new restaurants or the acquisition of existing restaurants. As a result, intense price competition and aggressive marketing promotions have become essential ingredients in the effort to increase sales from existing restaurants. Other factors which influence sales include, but are not limited to, product quality, customer service, and the diversity of menu offerings. Such competition may adversely affect the percentage rents received by the Partnership from time to time.

          The Partnership's principal investment objectives are:

               (1) to provide regular and increasing cash distributions, a portion of which will be "tax sheltered"; and

               (2) to provide realization of the long-term appreciation in the value of the Properties, consistent in all cases with the preservation of Limited Partners' capital.

          Burger King had the option to purchase the Properties at fair market value through May 16, 1994. Upon expiration of Burger King's option, the General Partner began marketing the Properties for sale. Until all of the Properties are sold, the Partnership will continue to operate the restaurants and make distributions to Limited Partners in accordance with the terms of the Partnership Agreement.

          The Partnership is not currently involved in any legal proceedings the outcome of which, if determined adversely to the Partnership, would have a material adverse effect on the financial condition or results of operations of the Partnership.


                                OTHER BUSINESS

          If any other matters are properly presented to the Special Meeting for consideration, the General Partner will have discretion to vote on such matters in accordance with its best judgment. As of the date hereof, the General Partner knows of no such matters.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors. . . . . . . . . . . . . . .

Audited Financial Statements:
     Audited Balance Sheets of the Partnership as of
          December 31, 1996 and December 31, 1995   . . . . .
     Audited Statements of Partners' Capital (Deficit)
          for the years ended December 31, 1996,
          December 31, 1995 and December 31, 1994   . . . . .
     Audited Statements of Operations for the years
          ended December 31, 1996, December 31, 1995 and
          December 31, 1994   . . . . . . . . . . . . . . . .
     Audited Statements of Cash Flows for the years
          ended December 31, 1996, December 31, 1995 and
          December 31, 1994   . . . . . . . . . . . . . . . .
     Notes to Audited Financial Statements  . . . . . . . . .


Interim Financial Statements:
     Unaudited Balance Sheet for the six months ended
          June 30, 1997   . . . . . . . . . . . . . . . . . .
     Unaudited Statement of Partners' Capital (Deficit) . . Unaudited Statements of Operations for the six
          months ended June 30, 1997 and June 30, 1996 . . . Unaudited Statements of Cash Flow for the six
          months ended June 30, 1997 and June 30, 1996  . . .
     Notes to Interim Financial Statements  . . . . . . . . .